Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 28, 2010 and October 16, 2009 relating to the consolidated financial statements of NGPL PipeCo LLC, which appears in Kinder Morgan, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 3, 2011